Filed Pursuant to Rule 424(b)(5)
Registration No. 333-275853

PROSPECTUS SUPPLEMENT

(To prospectus dated December 1, 2023)

$3,000,000,000

STRYKER CORPORATION

$500,000,000 4.550% Notes due 2027

$700,000,000 4.700% Notes due 2028

$800,000,000 4.850% Notes due 2030

$1,000,000,000 5.200% Notes due 2035

We are offering for sale $500,000,000 aggregate principal amount of 4.550% notes due 2027 (the “2027 notes”), $700,000,000 aggregate principal amount of 4.700% notes due 2028 (the “2028 notes”), $800,000,000 aggregate principal amount of 4.850% notes due 2030 (the “2030 notes”) and $1,000,000,000 aggregate principal amount of 5.200% notes due 2035 (the “2035 notes” and, together with the 2027 notes, the 2028 notes and the 2030 notes, the “notes”). We will pay interest on each series of the notes semi-annually in arrears on each February 10 and August 10, commencing on August 10, 2025. The 2027 notes will mature on February 10, 2027, the 2028 notes will mature on February 10, 2028, the 2030 notes will mature on February 10, 2030 and the 2035 notes will mature on February 10, 2035.

We may redeem the notes of any series prior to the applicable maturity date at our option, in whole or in part, at any time and from time to time, at the applicable redemption price set forth under “Description of the Notes—Optional Redemption.” In addition, if a “Change of Control Repurchase Event” (as defined in this prospectus supplement) occurs in respect of a series of the notes, we will be required to offer to repurchase the notes of such series for cash at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of such repurchase. See “Description of the Notes—Repurchase at the Option of Holders Upon Change of Control Repurchase Event.”

On January 6, 2025, we entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) with Inari Medical, Inc., a corporation organized under the laws of Delaware (“Inari”), and pursuant to the terms and subject to the conditions set forth in the Merger Agreement, our wholly-owned subsidiary (“Merger Sub”) agreed to commence a tender offer to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, of Inari (the “Inari Tender Offer”). On January 17, 2025, Merger Sub commenced the Inari Tender Offer at a price of $80.00 per share, without interest, but subject to any applicable withholding of taxes. The Inari Tender Offer is currently scheduled to expire at one minute following 11:59 p.m., Eastern time, on February 18, 2025. If (i) we do not satisfy the minimum tender and other conditions in the Merger Agreement and do not consummate the Inari Tender Offer on or prior to the later of (x) July 7, 2025 (as such date may be extended in accordance with the Merger Agreement to October 6, 2025) and (y) the date that is five business days after any later date to which we and Inari may agree to extend the “End Date” in the Merger Agreement (the “Special Mandatory Redemption End Date”), or (ii) at any time prior to the Special Mandatory Redemption End Date, we notify the trustee in writing that the Merger Agreement has been terminated, we will be required to redeem the 2030 notes and the 2035 notes (the “SMR notes”) (but not the 2027 notes or the 2028 notes) in whole and not in part for cash at a Special Mandatory Redemption Price (as defined in this prospectus supplement) equal to 101% of the aggregate principal amount of the SMR notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined in this prospectus supplement). The 2027 notes and the 2028 notes will not be subject to the special mandatory redemption and will remain outstanding (unless otherwise redeemed) even if the Inari Tender Offer is not consummated on or prior to the Special Mandatory Redemption End Date. See “Summary—Recent Developments” and “Description of the Notes—Special Mandatory Redemption.”

We intend to use the net proceeds from the offering of the SMR notes, together with cash on hand or other immediately available funds, to consummate the Inari Tender Offer and to pay related fees and expenses. We intend to use the net proceeds from the offering of the 2027 notes and the 2028 notes for general corporate purposes, which may include working capital, other acquisitions and other business opportunities and repayment at maturity, redemption or retirement of indebtedness. The closing of this offering is not conditioned on the consummation of the Inari Tender Offer or the acquisition of Inari, which, if completed, will occur subsequent to the closing of this offering. We are not obligated to place any part of the net proceeds of the offering in escrow prior to the consummation of the Inari Tender Offer or the acquisition of Inari or to provide a security interest in those proceeds, and the Indenture (as defined in this prospectus supplement) imposes no other restrictions on our use of these proceeds during that time. See “Use of Proceeds.”

The notes will be our senior unsecured obligations and will rank equally with our other existing and future senior unsecured indebtedness. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Each series of the notes will be a new issue of securities for which there is currently no established trading market. We do not intend to list the notes of any series on any national securities exchange.

Investing in the notes involves risks that are described under “Risk Factors” beginning on page S-8 of this prospectus supplement.

	Public Offering Price(1)	Underwriting Discount	Proceeds, before expenses, to us(1)
Per 2027 Note	99.917%	0.350%	99.567%
Total	$499,585,000	$1,750,000	$497,835,000
Per 2028 Note	99.934%	0.400%	99.534%
Total	$699,538,000	$2,800,000	$696,738,000
Per 2030 Note	99.824%	0.600%	99.224%
Total	$798,592,000	$4,800,000	$793,792,000
Per 2035 Note	99.722%	0.650%	99.072%
Total	$997,220,000	$6,500,000	$990,720,000

(1)	Plus accrued interest, if any, from February 10, 2025.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form on or about February 10, 2025 through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking S.A.

Joint Book-Running Managers

Citigroup	Barclays	BNP PARIBAS	Wells Fargo Securities

BofA Securities	Goldman Sachs & Co. LLC	Mizuho

Co-Managers

Deutsche Bank Securities	HSBC	MUFG
PNC Capital Markets LLC	Siebert Williams Shank	US Bancorp

The date of this prospectus supplement is January 30, 2025.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains information regarding this offering of notes. The second part is the accompanying prospectus dated December 1, 2023, which is part of our Registration Statement on Form S-3.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus or any documents incorporated by reference, as applicable.

We and the underwriters have not authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus we have provided to you or filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any time subsequent to the date of such information. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters, to subscribe to or purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting—Selling Restrictions.”

Unless otherwise stated or the context otherwise requires, as used in this prospectus supplement, the words “we,” “us,” “our,” the “Company” or “Stryker” refer to Stryker Corporation and its consolidated subsidiaries.

Notice to Prospective Investors in the European Economic Area

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (each, an “EEA Qualified Investor”). Accordingly, any person making or intending to make an offer in any Member State of the EEA of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus or any related free writing prospectus may only do so with respect to EEA Qualified Investors. Neither Stryker nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in the EEA other than to EEA Qualified Investors.

Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a “retail investor” means a

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person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not an EEA Qualified Investor. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom (the “UK”) by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”) (the “UK Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in the UK will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (each, a “UK Qualified Investor”). Accordingly, any person making or intending to make an offer in the UK of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus or any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither Stryker nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in the UK other than to UK Qualified Investors.

Prohibition of Sales to UK Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the UK by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the UK’s Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the UK by virtue of the EUWA (“UK MiFIR”); or (iii) not a UK Qualified Investor. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the UK by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the UK, or (iv) are other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant

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persons”). This prospectus supplement, the accompanying prospectus, any related free writing prospectus and any such other documents and/or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any such other documents and/or materials relate will be engaged in only with relevant persons. Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any other documents and/or materials relating to the issue of the notes offered hereby or any of their contents.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act. The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that we file with the SEC after the date of this prospectus supplement will automatically modify and supersede the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. Nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC, unless specifically stated otherwise. We incorporate by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2023;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024; and

•	Current Reports on Form 8-K filed with the SEC on May 14, 2024, September 11, 2024, January 7, 2025 (Item 1.01 only) and January 28, 2025 (Item 5.02 only).

Our Internet website address is www.stryker.com. The information contained on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus supplement or the accompanying prospectus but not delivered with this prospectus supplement, at no cost to the requestor. To receive a free copy of any of the documents incorporated by reference into this prospectus supplement or the accompanying prospectus, other than exhibits unless they are specifically incorporated by reference into those documents, call or write:

Stryker Corporation

1941 Stryker Way

Portage, Michigan 49002

Attention: Corporate Secretary

Tel: (269) 385-2600

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

From time to time, in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement, as well as in other written reports and oral statements, we discuss our expectations regarding our future performance. Statements and financial discussion and analysis contained herein or in the accompanying prospectus and in the documents incorporated by reference herein and therein that are not historical facts are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are intended to take advantage of the “safe harbor” provisions of the Reform Act, are based on current projections about operations, industry conditions, financial condition and liquidity. Words that identify forward-looking statements include words such as “may,” “could,” “will,” “should,” “possible,” “plan,” “predict,” “forecast,” “potential,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “may impact,” “on track,” “goal,” “strategy” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, an acquisition or our businesses. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements. Some important factors that could cause our actual results to differ from our expectations in any forward-looking statements include:

•	weakening of economic conditions, or the anticipation thereof, that could adversely affect the level of demand for our or Inari’s products;

•	geopolitical risks, including from international conflicts, which could, among other things, lead to increased market volatility;

•	pricing pressures generally, including cost-containment measures that have adversely affected and could in the future adversely affect the price of or demand for our or Inari’s products;

•	changes in foreign currency exchange markets;

•	legislative and regulatory actions;

•

unanticipated issues arising in connection with clinical studies and otherwise that affect approval of new products, including Inari products, by the United States Food and Drug Administration and foreign regulatory agencies;

•	inflationary pressures;

•	increased interest rates or interest rate volatility;

•	supply chain disruptions;

•	changes in labor markets;

•	changes in coverage and reimbursement levels from third-party payors;

•	changes in the competitive environment;

•	breaches, failures or other disruptions of our or our vendors’ or customers’ information technology systems or products, including by cyber-attack, data leakage, unauthorized access or theft;

•	a significant increase in product liability claims;

•	the ultimate total cost with respect to recall-related and other regulatory and quality matters;

•	the impact of investigative and legal proceedings and compliance risks;

•	resolution of tax audits;

•	changes in tax laws and regulations;

•	the impact of legislation to reform the healthcare system in the United States or other countries;

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•	costs to comply with medical device regulations;

•	changes in financial markets;

•	changes in our credit ratings;

•	our ability to integrate and realize the anticipated benefits of acquisitions in full or at all or within the expected timeframes, including our acquisition of Inari;

•	our ability to realize any anticipated cost savings;

•	potential negative impacts resulting from climate change or other environmental, social and governance and sustainability related matters;

•	the impact on our operations and financial results of any public health emergency and any related policies and actions by governments or other third parties;

•	uncertainties as to the timing of the Inari Tender Offer and the subsequent merger with Inari;

•	uncertainties as to how many of Inari’s stockholders will tender their shares in the Inari Tender Offer;

•

the failure to satisfy any of the closing conditions to the acquisition of Inari, including the expiration or termination of the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”) waiting period (and the risk that such governmental approval may result in the imposition of conditions that could adversely affect the expected benefits of the transaction);

•	delays in consummating the acquisition of Inari or the risk that the transaction may not close at all;

•	unexpected liabilities, costs, charges or expenses in connection with the acquisition of Inari;

•	the effects of the proposed acquisition of Inari (or the announcement thereof) on the parties’ relationships with employees, customers, other business partners or governmental entities; and

•	other risks detailed in our filings with the SEC.

While we believe that the assumptions underlying such forward-looking statements are reasonable, there can be no assurance that future events or developments will not cause such statements to be inaccurate. All forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement are qualified in their entirety by this cautionary statement. We expressly disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in our expectations or in events, conditions or circumstances on which those expectations may be based, or that affect the likelihood that actual results will differ from those contained in the forward-looking statements.

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SUMMARY

This summary highlights selected information about us and this offering. It does not contain all of the information that may be important to you in deciding whether to invest in the notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

The Company

Stryker is a global leader in medical technologies and, together with our customers, we are driven to make healthcare better.

We offer innovative products and services in Medical and Surgical, Neurotechnology, Orthopaedics and Spine that help improve patient and healthcare outcomes. Alongside our customers around the world, Stryker impacts more than 150 million patients annually.

We segregate our operations into two reportable business segments: (i) MedSurg and Neurotechnology and (ii) Orthopaedics and Spine. MedSurg products include surgical equipment, patient and caregiver safety technologies, and navigation systems (Instruments), endoscopic and communications systems and reprocessed and remanufactured medical devices (Endoscopy), and patient handling, emergency medical equipment, intensive care disposable products and clinical communication and workflow solutions (Medical). Neurotechnology includes neurosurgical, neurovascular and craniomaxillofacial implant products. Our neurotechnology offering includes products used for minimally invasive endovascular procedures; a comprehensive line of products for traditional brain and open skull based surgical procedures; orthobiologic and biosurgery products, including synthetic bone grafts and vertebral augmentation products (Neuro Cranial); and minimally invasive products for the treatment of acute ischemic and hemorrhagic stroke (Neurovascular). The craniomaxillofacial implant offering includes cranial, maxillofacial and chest wall devices as well as dural substitutes and sealants. Orthopaedics products consist primarily of implants used in total joint replacements, such as hip, knee and shoulder, and trauma and extremities surgeries.

Our products are sold in approximately 75 countries through company-owned subsidiaries and branches as well as third-party dealers and distributors, and include surgical equipment and surgical navigation systems; endoscopic and communications systems; patient handling, emergency medical equipment and intensive care disposable products; clinical communication and workflow solutions; neurosurgical and neurovascular devices; implants used in joint replacement and trauma surgeries; Mako Robotic-Arm Assisted technology; spinal devices; as well as other products used in a variety of medical specialties. Most of our products are marketed directly to doctors, hospitals and other healthcare facilities. We had approximately 28 company-owned and 294 leased locations worldwide including 43 manufacturing locations as of December 31, 2023. On December 31, 2023 we had approximately 52,000 employees globally, with approximately 27,000 employees in the United States.

Stryker was incorporated in Michigan in 1946 as the successor company to a business founded in 1941 by Dr. Homer H. Stryker, a prominent orthopaedic surgeon and inventor of several medical products.

Stryker Corporation is a Michigan corporation. Our common stock is traded on the New York Stock Exchange under the symbol “SYK.” Our principal executive offices are located at 1941 Stryker Way, Portage, Michigan 49002, and our telephone number is (269) 385-2600. Our Internet website address is www.stryker.com. The information contained on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Inari Acquisition

On January 6, 2025, we entered into the Merger Agreement with Inari. Pursuant to the terms and conditions in the Merger Agreement, Merger Sub agreed to commence a tender offer to acquire all of the issued and outstanding shares of common stock of Inari for $80.00 per share, in cash. On January 17, 2025, Merger Sub commenced the Inari Tender Offer, which is currently scheduled to expire at one minute following 11:59 p.m., Eastern time, on February 18, 2025. The closing of this offering is not conditioned on the consummation of the Inari Tender Offer or acquisition of Inari, which, if completed, will occur subsequent to the closing of this offering.

Inari builds a variety of products, including minimally invasive, novel, catheter-based mechanical thrombectomy devices and their accessories to address the unique characteristics of specific disease states, including deep vein thrombosis and pulmonary embolism. We believe Inari’s innovative peripheral vascular product portfolio is highly complementary to our Neurovascular business. The acquisition of Inari is expected to close by the end of the first quarter of 2025, subject to the satisfaction of customary closing conditions.

We currently intend to finance the Inari Tender Offer with the net proceeds from the offering of the SMR notes, together with cash on hand or other immediately available funds. See “Use of Proceeds.”

Expected 2024 Results

On January 28, 2025, we announced our expected financial results for our fourth quarter and year ended December 31, 2024. The tables below present highlights of our unaudited preliminary financial results as of and for the periods indicated. This information is preliminary and may change as a result of the completion of our financial closing procedures or any adjustments that may result from the completion of the review of our consolidated financial statements. Accordingly, these preliminary unaudited results may materially differ from the actual results that will be reflected in our consolidated financial statements for the year ended December 31, 2024, when they are completed and publicly filed with the SEC on our Annual Report on Form 10-K for the year ended December 31, 2024.

You should read the our preliminary expected 2024 results in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, in each case, in our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.” The preliminary expected financial results for the fourth quarter and year ended December 31, 2024 constitute forward-looking statements and, therefore, we caution you that these statements are subject to risks and uncertainties. The preliminary financial results have not been audited, reviewed or compiled by our independent registered public accounting firm, Ernst & Young LLP.

Consolidated Statements of Earnings

(Unaudited—Millions of Dollars, Except Per Share Amounts)

	Three Months			Full Year
	2024	2023	% Change	2024	2023	% Change
Net sales	$6,436	$5,815	10.7%	$22,595	$20,498	10.2%
Cost of sales	2,262	2,112	7.1	8,155	7,440	9.6

Gross profit	$4,174	$3,703	12.7%	$14,440	$13,058	10.6%
% of sales	64.9%	63.7%		63.9%	63.7%
Research, development and engineering expenses	358	350	2.3	1,466	1,388	5.6
Selling, general and administrative expenses	2,123	1,921	10.5	7,685	7,111	8.1
Amortization of intangible assets	156	149	4.7	623	635	(1.9)
Goodwill and other impairments(1)	956	26	nm	977	36	nm

Total operating expenses	$3,593	$2,446	46.9%	$10,751	$9,170	17.2%

Operating income	$581	$1,257	(53.8)%	3,689	$3,888	(5.1)%
% of sales	9.0%	21.6%		16.3%	19.0%
Other income (expense), net	(53)	(31)	71.0	(197)	(215)	(8.4)

Earnings before income taxes	$528	$1,226	(56.9)%	$3,492	$3,673	(4.9)%
Income taxes	(18)	83	(121.7)	499	508	(1.8)

Net earnings	$546	$1,143	(52.2)%	$2,993	$3,165	(5.4)%

Net earnings per share of common stock:
Basic	$1.43	$3.01	(52.5)%	$7.86	$8.34	(5.8)%
Diluted	$1.41	$2.98	(52.7)%	$7.76	$8.25	(5.9)%
Weighted-average shares outstanding (in millions):
Basic	381.3	380.0		381.0	379.6
Diluted	386.1	383.9		385.6	383.7

(1)

Includes non-cash charges for goodwill and other impairments of $818 million related to the Spine business during the fourth quarter. We conduct our annual goodwill impairment tests during the fourth quarter and recorded a goodwill impairment charge of $273 million for the Spine reporting unit which was primarily driven by a decrease in future product demand due to the competitive environment and an increase in the Spine reporting unit’s weighted average cost of capital. Subsequent to the annual goodwill impairment test management committed to a plan to sell certain assets associated with the Spinal Implant business. Such assets were classified as held for sale beginning on November 1, 2024 which resulted in an additional goodwill impairment of $183 million and a $362 million impairment charge due to the carrying value of the assets held for sale exceeding the fair value less cost to sell.

Condensed Consolidated Balance Sheets

(Unaudited—Millions of Dollars)

	December 31
	2024	2023
Cash and cash equivalents	$3,652	$2,971
Goodwill and other intangibles, net	20,250	19,836
Current liabilities	7,616	7,921
Long-term debt, excluding current maturities	12,188	10,901

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section entitled “Description of the Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus contain a more detailed description of the terms and conditions of the notes and the Indenture (as defined under “Description of the Notes”) governing the notes. For purposes of this section entitled “—The Offering” and the section entitled “Description of the Notes,” references to “we,” “us” and “our” refer only to Stryker Corporation, the issuer of the notes, and not to its subsidiaries.

Issuer	Stryker Corporation

Securities Offered	$500,000,000 aggregate principal amount of 4.550% notes due 2027.

$700,000,000 aggregate principal amount of 4.700% notes due 2028.

$800,000,000 aggregate principal amount of 4.850% notes due 2030.

$1,000,000,000 aggregate principal amount of 5.200% notes due 2035.

Maturity Date	The 2027 notes will mature on February 10, 2027.

The 2028 notes will mature on February 10, 2028.

The 2030 notes will mature on February 10, 2030.

The 2035 notes will mature on February 10, 2035.

Interest Rate	The 2027 notes will bear interest at 4.550% per annum.

The 2028 notes will bear interest at 4.700% per annum.

The 2030 notes will bear interest at 4.850% per annum.

The 2035 notes will bear interest at 5.200% per annum.

Interest Payment Dates	Interest on each series of the notes will accrue from February 10, 2025 and will be payable semi-annually in arrears on each February 10 and August 10, commencing on August 10, 2025.

Optional Redemption	We may redeem the notes of any series prior to the applicable maturity date at our option, in whole or in part, at any time and from time to time, at the applicable redemption price set forth under “Description of the Notes—Optional Redemption.”

Special Mandatory Redemption

If (i) we do not satisfy the minimum tender and other conditions in the Merger Agreement and do not consummate the Inari Tender Offer on or prior to the Special Mandatory Redemption End Date, or (ii) at any time prior to the Special Mandatory Redemption End Date, we notify the trustee in writing that the Merger Agreement has been terminated, we will be required to redeem the SMR notes (but not the 2027 notes or the 2028 notes) in whole and not in part for cash at a Special Mandatory Redemption Price equal to 101% of the aggregate principal amount of the SMR notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. The 2027 notes and the 2028 notes will not be subject to the special mandatory redemption and will remain outstanding (unless otherwise redeemed) even if the Inari Tender Offer is not consummated on or prior to the Special Mandatory Redemption End Date. See “Summary—Recent Developments” and “Description of the Notes—Special Mandatory Redemption.”

Repurchase at the Option of Holders Upon Change of Control Repurchase Event	If a “Change of Control Repurchase Event” (as defined in this prospectus supplement) occurs in respect of a series of the notes, we will be required to offer to repurchase the notes of such series at a repurchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of such repurchase. See “Description of the Notes—Repurchase at the Option of Holders Upon Change of Control Repurchase Event.”

Ranking	The notes will be our senior unsecured obligations and will rank equally with our other existing and future senior unsecured indebtedness. At September 30, 2024, we had no indebtedness outstanding on a consolidated basis that would rank structurally senior to the notes and approximately $15,484 million of indebtedness outstanding on a consolidated basis that would rank equally with the notes.

Certain Covenants	The Indenture contains certain restrictions, including restrictions on our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness and our ability to enter into certain sale and leaseback transactions. These restrictions are subject to a number of exceptions. See “Description of the Notes—Certain Covenants.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $2.973 billion, after deducting the underwriting discount and our estimated expenses related to the offering.

We intend to use the net proceeds from the offering of the SMR notes, together with cash on hand or other immediately available funds, to consummate the Inari Tender Offer and to pay related fees and expenses. We intend to use the net proceeds from the offering of the 2027 notes and the 2028 notes for general corporate purposes, which may include working capital, other acquisitions and other business opportunities and repayment at maturity, redemption or retirement of indebtedness.

The closing of this offering is not conditioned on the consummation of the Inari Tender Offer or the acquisition of Inari, which, if completed, will occur subsequent to the closing of this offering. We are not obligated to place any part of the net proceeds of the offering in escrow prior to the consummation of the Inari Tender Offer or the acquisition of Inari or to provide a security interest in those proceeds, and the Indenture imposes no other restrictions on our use of these proceeds during that time.

We may temporarily invest funds that are not immediately needed for these purposes in short-term and/or medium-term investments, including, but not limited to, marketable securities. See “Use of Proceeds.”

Further Issues	We may from time to time, without notice to, or the consent of, the holders of the applicable series of the notes, create and issue additional notes of that series having the same ranking and terms and conditions as the notes of that series offered hereby, except for the issue date, the public offering price and, in some cases, the first interest payment date. Any additional notes of any series having such similar terms, together with the notes of that series offered hereby, will constitute a single series of securities under the Indenture. If the additional notes of a series, if any, are not fungible with the notes of that series offered hereby for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. See “Description of the Notes—General.”

Denomination and Form	We will issue each series of the notes in the form of one or more global notes registered in the name of The Depository Trust Company, or DTC, as depositary or its nominee. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking S.A. and Euroclear Bank SA/NV, as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the Indenture. See “Description of the Notes—Delivery and Form.”

The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” for a description of certain risks you should particularly consider before investing in the notes.

Listing	Each series of the notes will be a new issue of securities for which there is currently no established trading market. We do not intend to list the notes on any national securities exchange.

Trustee	U.S. Bank Trust Company, National Association

Governing Law	The Indenture is, and the notes will be, governed by the laws of the State of New York.

RISK FACTORS

An investment in the notes involves a high degree of risk. Before deciding to purchase any notes, you should carefully consider the risks and uncertainties set forth below and the risks and uncertainties incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and in other documents that we subsequently file with the SEC and that are incorporated by reference.

These risks and uncertainties are not the only ones facing us. There may be other risks that a prospective investor should consider that are relevant to that investor’s own particular circumstances or generally.

Risks Related to Special Mandatory Redemption

If (i) we do not satisfy the minimum tender and other conditions in the Merger Agreement and do not consummate the Inari Tender Offer on or prior to the Special Mandatory Redemption End Date, or (ii) prior to the Special Mandatory Redemption End Date, we notify the trustee in writing that the Merger Agreement is terminated, the SMR notes (but not the 2027 notes or the 2028 notes) will be required to be redeemed. If we are required to redeem the SMR notes, you may not obtain your expected return on the SMR notes.

The closing of this offering is not conditioned on, and will occur before, the consummation of the Inari Tender Offer, which is expected to occur by the end of the first quarter of 2025. However, we may not be able to consummate the Inari Tender Offer on or prior to the Special Mandatory Redemption End Date, or at all. Our ability to consummate the Inari Tender Offer is subject to various closing conditions and certain matters over which we have limited or no control, including among other things:

•

there having been validly tendered and not properly withdrawn prior to the expiration of the Inari Tender Offer a number of shares of Inari common stock (when taken together with any shares of Inari common stock then owned by Stryker and Merger Sub) that represent at least a majority of shares of Inari common stock issued and outstanding as of immediately following the expiration of the Inari Tender Offer;

•	the expiration or termination of the waiting period under the HSR Act applicable to the Inari Tender Offer and the consummation of the merger under the Merger Agreement; and

•

the absence of any legal prohibition by a governmental entity of competent jurisdiction in effect enjoining, prohibiting or otherwise preventing the consummation of the Inari Tender Offer or the other transactions contemplated under the Merger Agreement.

We cannot assure you that the minimum tender or regulatory conditions will be satisfied or that the transaction will close on the time frame currently expected or at all.

If we do not satisfy the minimum tender and other conditions in the Merger Agreement and do not consummate the Inari Tender Offer on or prior to the Special Mandatory Redemption End Date, or if, at any time prior to the Special Mandatory Redemption End Date, we notify the trustee in writing that the Merger Agreement has been terminated, we will be required to redeem the SMR notes (but not the 2027 notes or the 2028 notes) in whole and not in part for cash at a Special Mandatory Redemption Price equal to 101% of the aggregate principal amount of the SMR notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. If we redeem the SMR notes pursuant to the special mandatory redemption provisions, you may not obtain your expected return on the SMR notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions of the SMR notes, the trading prices of the SMR notes may not reflect the financial results of our business or macroeconomic factors. You will have no rights under the special mandatory redemption provisions if the Inari Tender Offer closes, nor will you have any right to require us to repurchase your SMR notes if, between the closing of this offering and the completion of the Inari Tender Offer, we experience any changes (including any material adverse changes) in our business or financial condition, or if the terms of the Merger Agreement change, including in material respects, in a manner that we reasonably determine is not materially adverse to holders of the SMR notes. For a description of the special mandatory redemption provisions, see “Description of the Notes—Special Mandatory Redemption.”

You should make your decision to invest in the SMR notes at the time of the offering of the notes. Holders of the SMR notes will have no rights under the special mandatory redemption provisions as long as the Inari Tender Offer is consummated on or prior to the Special Mandatory Redemption End Date or any right to require us to redeem your SMR notes if, between the closing of the SMR notes offering and the closing of the Inari Tender Offer, we or Inari experience any changes in our or their business or financial condition or if the terms of the Inari Tender Offer change. The Merger Agreement may be amended and the form of the Inari Tender Offer may be modified without noteholder consent. See “Description of the Notes—Special Mandatory Redemption.”

The 2027 notes and the 2028 notes will not be subject to the special mandatory redemption and will remain outstanding (unless otherwise redeemed) even if the Inari Tender Offer is not consummated on or prior to the Special Mandatory Redemption End Date, unless we elect to redeem the 2027 notes or the 2028 notes pursuant to the provisions described under “Description of the Notes—Optional Redemption.”

We are not obligated to place the net proceeds of the offering of the notes in escrow prior to the consummation of the Inari Tender Offer and, as a result, we may not be able to redeem the SMR notes upon a special mandatory redemption.

We are not obligated to place any part of the net proceeds of the offering of the notes, including the SMR notes, in escrow prior to the consummation of the Inari Tender Offer or the acquisition of Inari or to provide a security interest in those proceeds, and the Indenture imposes no other restrictions on our use of these proceeds during that time. Accordingly, the source of funds for any redemption of the SMR notes (but not the 2027 notes or the 2028 notes) upon a special mandatory redemption would be the proceeds that we have voluntarily retained or other sources of liquidity, including cash on hand, borrowings, sales of assets or sales of equity. We may not be able to satisfy our obligation to redeem the SMR notes because we may not have sufficient financial resources to pay the aggregate redemption price on the SMR notes and are unable to otherwise borrow or raise the funds to do so. Our failure to redeem the SMR notes as required under the Indenture would result in a default under the Indenture, which could result in other defaults under our and our subsidiaries’ various debt agreements and other instruments or arrangements and have material adverse consequences for us and the holders of the SMR notes. In addition, our ability to redeem the SMR notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time of any special mandatory redemption.

Risks Related to the Notes

The notes will be effectively subordinated to our existing and future secured debt and structurally subordinated to the existing and future liabilities of our subsidiaries.

The notes will be our senior unsecured obligations and will rank equally in right of payment with our other existing and future senior unsecured indebtedness. The notes will not be secured by any of our assets. Any future claims of our secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. Holders of secured debt that we have now or may issue in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed assets available for payment of unsecured debt, including the notes. Holders of our secured debt also will have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding to the extent of the value of the collateral securing such debt. As a result, the notes will be effectively subordinated to any secured debt that we may issue in the future to the extent of the value of the collateral securing such debt.

Our operations are partially conducted through our subsidiaries that are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries are contingent upon the subsidiaries’ earnings, cash flow and other business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization and, therefore, the right of the holders of the notes to participate in those assets will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinated to any security interest in such assets of our subsidiaries and any indebtedness of our subsidiaries senior in right of payment to that held by us.

At September 30, 2024, we had no indebtedness outstanding on a consolidated basis that would rank structurally senior to the notes and approximately $15,484 million of indebtedness outstanding on a consolidated basis that would rank equally with the notes.

We may issue additional notes.

Under the terms of the Indenture, we may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional notes of a new or existing series, which notes, if of an existing series, will be equal in rank to the outstanding notes of that series in all material respects so that the new notes may be consolidated and form a single series with such notes and have the same terms and conditions as to status, redemption or otherwise (except for the issue date, the public offering price and, in some cases, the first interest payment date, as described under “Description of the Notes—General”) as such notes. If the additional notes of a series, if any, are not fungible with the notes of that series offered hereby for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Redemption may adversely affect your return on the notes.

Each series of the notes is redeemable at our option and, therefore, we may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, if we were to decide to redeem a series of the notes prior to their maturity date, you may not obtain your expected return on such series of the notes and may not be able to reinvest the proceeds received from any such redemption of the notes in a comparable security at an interest rate as high as the interest rate on your notes being redeemed. In addition, our right to redeem each series of the notes prior to their maturity date may affect the market value of the notes at any time when potential purchasers believe we are likely to redeem the notes.

If an active trading market does not develop for a series of the notes, you may be unable to sell your notes of that series or to sell your notes of that series at prices that you deem sufficient.

Each series of the notes will be a new issue of securities for which there currently is no established trading market. We do not intend to list the notes on any national securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes of each series, the underwriters will not be obligated to do so and may stop their market making at any time. If a trading market does not develop or is not maintained for any series of the notes, you may find it difficult or impossible to resell the notes of that series. Further, there can be no assurance as to the liquidity of any market for the notes of any series that may develop, your ability to sell your notes or the price at which you may be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and any markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the applicable maturity date;

•	the outstanding amount of the notes of such series; and

•	the level, direction and volatility of market interest rates generally.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a Change of Control Repurchase Event in respect of a series of the notes and unless we have exercised our option to redeem the notes of such series, we will be required to offer to repurchase the notes of such series at a repurchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of such repurchase, and holders may tender all or part of their notes of such series into such offer. If a Change of Control Repurchase Event occurs, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes so tendered by holders for repurchase or that the terms of other indebtedness will not preclude us from doing so. Our failure to repurchase the notes as required under the Indenture would result in a default under the Indenture, which could result in other defaults under our and our subsidiaries’ various debt agreements and other arrangements and have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Repurchase at the Option of Holders Upon Change of Control Repurchase Event.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $2.973 billion, after deducting the underwriting discount and our estimated expenses related to the offering.

We intend to use the net proceeds from the offering of the SMR notes, together with cash on hand or other immediately available funds, to consummate the Inari Tender Offer and to pay related fees and expenses. We intend to use the net proceeds from the offering of the 2027 notes and the 2028 notes for general corporate purposes, which may include working capital, other acquisitions and other business opportunities and repayment at maturity, redemption or retirement of indebtedness. The closing of this offering is not conditioned on the consummation of the Inari Tender Offer or the acquisition of Inari, which, if completed, will occur subsequent to the closing of this offering. We are not obligated to place any part of the net proceeds of the offering in escrow prior to the consummation of the Inari Tender Offer or the acquisition of Inari or to provide a security interest in those proceeds, and the Indenture imposes no other restrictions on our use of these proceeds during that time.

We may temporarily invest funds that are not immediately needed for these purposes in short-term and/or medium-term investments, including, but not limited to, marketable securities.

CAPITALIZATION

The following table sets forth, as of September 30, 2024, our consolidated cash, cash equivalents and marketable securities and capitalization (including current and other liabilities) on an actual basis and as adjusted to give effect to the sale of the notes, after deducting the underwriting discount and our estimated expenses related to the offering. You should read this table in conjunction with our consolidated financial statements and the notes thereto that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2024
	Actual	As Adjusted
	(in millions)
Cash, cash equivalents, short-term investments and marketable securities(1)	$4,684	$7,657

Total current liabilities	$7,669	$7,669

Long-term debt:(2)
Long-term debt, excluding current maturities and the notes offered hereby	13,325	13,325
Notes offered hereby(1)	—	2,973

Total long-term debt	13,325	16,298
Income taxes noncurrent	368	368
Other noncurrent liabilities	2,322	2,322

Total liabilities	$23,684	$26,657
Shareholders’ equity:
Common stock, $.10 par value per share
Authorized—1 billion shares
Outstanding—381 million shares	38	38
Additional paid-in capital	2,353	2,353
Retained earnings	18,303	18,303
Accumulated other comprehensive loss	(545)	(545)

Total shareholders’ equity	$20,149	$20,149

Total capitalization	$43,833	$46,806

(1)

We intend to use the net proceeds from the offering of the SMR notes, together with cash on hand or other immediately available funds, to consummate the Inari Tender Offer and to pay related fees and expenses. We intend to use the net proceeds from the offering of the 2027 notes and the 2028 notes for general corporate purposes, which may include working capital, other acquisitions and other business opportunities and repayment at maturity, redemption or retirement of indebtedness. The closing of this offering is not conditioned on the consummation of the Inari Tender Offer or the acquisition of Inari, which, if completed, will occur subsequent to the closing of this offering. We are not obligated to place any part of the net proceeds of the offering in escrow prior to the consummation of the Inari Tender Offer or the acquisition of Inari or to provide a security interest in those proceeds, and the Indenture imposes no other restrictions on our use of these proceeds during that time. Pending the application of the proceeds for these purposes, we may temporarily invest funds that are not immediately needed for these purposes in short-term and/or medium-term investments, including, but not limited to, marketable securities. Cash and cash equivalents on an “As Adjusted” basis reflects the net proceeds from this offering. See “Use of Proceeds.”

(2)

As of September 30, 2024, we had additional borrowing capacity of approximately $2.2 billion and no borrowings outstanding under our revolving credit facility entered into in October 2021 or our existing commercial paper program, which allows us to issue up to $2.25 billion of commercial paper.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the “debt securities” set forth in the accompanying prospectus. References in this section to the “Company,” “we,” “us” and “our” refer only to Stryker Corporation, the issuer of the notes, and not to its subsidiaries.

Each series of the notes will be issued under the indenture, dated as of January 15, 2010, and a supplemental indenture (each, a “Supplemental Indenture” and, the indenture as so supplemented, the “Indenture”) to be entered into between us and U.S. Bank Trust Company, National Association, as trustee. The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We have summarized selected terms and provisions of the Indenture below and in the accompanying prospectus. These summaries are not complete and are subject to, and qualified in their entirety by reference to, the actual provisions of the Indenture, including the definitions contained in the Indenture of some of the terms used below, and the notes. The Indenture is incorporated by reference as an exhibit to the registration statement under which the notes are being offered and sold. See “Where You Can Find More Information.”

General

The 2027 notes, the 2028 notes, the 2030 notes and the 2035 notes will each be issued as a separate series of debt securities under the Indenture. The notes will be senior unsecured obligations of ours and will rank equally in right of payment with our other existing and future senior unsecured indebtedness. The notes will not be secured by any of our assets. Any future claims of our secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. Holders of secured debt that we have now or may issue in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding to the extent of the value of the collateral securing such debt. The notes will be structurally subordinated to all liabilities of our subsidiaries, including trade payables. Because we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of that subsidiary. This means that your right to payment as a holder of our notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. If we are a creditor of any of our subsidiaries, our right as a creditor would be subordinated to any security interest in the assets of those subsidiaries and any indebtedness of our subsidiaries senior in right of payment to that held by us. At September 30, 2024, we had no indebtedness outstanding on a consolidated basis that would rank structurally senior to the notes and approximately $15,484 million of indebtedness outstanding on a consolidated basis that would rank equally with the notes. See “Risk Factors—Risks Related to the Notes—The notes will be effectively subordinated to our existing and future secured debt and the existing and future liabilities of our subsidiaries.”

The Indenture does not limit the amount of notes, unsecured debentures or other evidences of indebtedness that we may issue under the Indenture and provides that notes, unsecured debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without notice to, or the consent of, the holders of the applicable series of the notes, create and issue additional notes of that series having the same ranking and terms and conditions as the notes of that series offered hereby, except for the issue date, the public offering price and, in some cases, the first interest payment date. Any additional notes of any series having such similar terms, together with the notes of that series offered hereby, will constitute a single series of securities under the Indenture. If the additional notes of a series, if any, are not fungible with the notes of that series offered hereby for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and represented by one or more global notes registered in the name of The Depository Trust Company, or DTC, as depositary or its nominee. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking S.A. and Euroclear Bank SA/NV, as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. See “Description of the Notes—Delivery and Form.” Except as described under “Delivery and Form—Exchange of Book-Entry Notes for Certificated Notes,” the notes will not be issuable in certificated form.

Principal of and interest on the notes will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for these purposes. Payment of interest on the notes may be made at our option by check mailed to the registered holders thereof.

No service charge will be made for any such registration of transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Principal Amount, Maturity and Interest

The 2027 notes will initially be limited to $500,000,000 in aggregate principal amount and will mature on February 10, 2027 (the “2027 maturity date”), the 2028 notes will initially be limited to $700,000,000 in aggregate principal amount and will mature on February 10, 2028 (the “2028 maturity date”), the 2030 notes will initially be limited to $800,000,000 in aggregate principal amount and will mature on February 10, 2030 (the “2030 maturity date”) and the 2035 notes will initially be limited to $1,000,000,000 in aggregate principal amount and will mature on February 10, 2035 (the “2035 maturity date” and, together with the 2027 maturity date, the 2028 maturity date and the 2030 maturity date, each, a “maturity date”). The 2027 notes will bear interest at the rate of 4.550% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for. The 2028 notes will bear interest at the rate of 4.700% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for. The 2030 notes will bear interest at the rate of 4.850% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for. The 2035 notes will bear interest at the rate of 5.200% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for.

We will make interest payments on the notes semi-annually in arrears on each February 10 and August 10 (each, an “interest payment date”), commencing on August 10, 2025, to the holders of record at the close of business on the immediately preceding January 27 or July 27, respectively (whether or not a business day). Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If an interest payment date or the maturity date with respect to any series of the notes falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date the payment is made. Interest payments will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the maturity date, as the case may be.

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which the trustee or banking institutions in the City of New York are authorized or required by law or regulation to close.

Optional Redemption

Prior to the 2027 maturity date, January 10, 2028 (one month prior to their maturity date) (the “2028 Par Call Date”), in the case of the 2028 notes, January 10, 2030 (one month prior to their maturity date) (the “2030 Par Call Date”), in the case of the 2030 notes and November 10, 2034 (three months prior to their maturity date) (the “2035 Par Call Date” and, together with the 2027 maturity date, the 2028 Par Call Date and the 2030 Par Call Date, each a “Par Call Date”), in the case of the 2035 notes, we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, in the case of the 2027 notes, 10 basis points, in the case of the 2028 notes, 10 basis points, in the case of the 2030 notes and 15 basis points, in the case of the 2035 notes, less (b) interest accrued to the date of redemption; and

(2)	100% of the principal amount of the notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date (other than the 2027 maturity date), we may redeem the applicable series of the notes (other than the 2027 notes), in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes of such series being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs:

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Except in the case of any Special Mandatory Redemption as provided below, notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Notice of any redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, a financing, or other corporate transaction. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date.

Special Mandatory Redemption

If (i) we do not satisfy the minimum tender and other conditions in the Merger Agreement and do not consummate the Inari Tender Offer on or prior to the later of (x) July 7, 2025 (as such date may be extended in accordance with the Merger Agreement to October 6, 2025) and (y) the date that is five business days after any later date to which we and Inari may agree to extend the “End Date” in the Merger Agreement (the “Special Mandatory Redemption End Date”), or (ii) at any time prior to the Special Mandatory Redemption End Date, we notify the trustee in writing that the Merger Agreement has been terminated (each, a “Special Mandatory Redemption Event”), the provisions set forth below will be applicable to the SMR notes (but not the 2027 notes or the 2028 notes ). The 2027 notes and the 2028 notes will not be subject to the special mandatory redemption and will remain outstanding (unless otherwise redeemed) even if the Inari Tender Offer is not consummated on or prior to the Special Mandatory Redemption End Date. If a Special Mandatory Redemption Event occurs, we will be required to redeem each series of SMR notes in the manner set forth below in whole and not in part for cash at a special mandatory redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of such series of the SMR notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined below) (subject to the right of holders of record on the relevant record date to receive interest due on any interest payment date that is on or prior to the Special Mandatory Redemption Date).

Upon the occurrence of a Special Mandatory Redemption Event, we will promptly (but in no event later than ten business days following such Special Mandatory Redemption Event) notify the trustee in writing of such event (such notice to include the officers’ certificate required by the Indenture), and the trustee shall, no later than five business days following receipt of such notice from us, notify the holders of each series of SMR notes (such date of notification to such holders, the “Special Mandatory Redemption Notice Date”) that all of the outstanding SMR notes will be redeemed at the Special Mandatory Redemption Price on the third business day following the Special Mandatory Redemption Notice Date (such date, the “Special Mandatory Redemption Date”) automatically and without any further action by the holders of the SMR notes, in each case in accordance with the applicable provisions of the Indenture. At or prior to 12:00 p.m., New York City time, on the business day immediately preceding the Special Mandatory Redemption Date, we will deposit with the trustee funds sufficient to pay the Special Mandatory Redemption Price for the SMR notes. If such deposit is made as provided above, the SMR notes will cease to bear interest on and after the Special Mandatory Redemption Date.

If we fail to pay the Special Mandatory Redemption Price, it will be an event of default with respect to each series of the SMR notes (but not the 2027 notes or the 2028 notes) under the Indenture in respect of such series of the SMR notes.

Sinking Fund

The notes will not be entitled to any sinking fund.

Repurchase at the Option of Holders Upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs in respect of a series of the notes, unless we have exercised our right to redeem the notes of such series as described above under “—Optional Redemption” or been required to redeem the notes as described under “—Special Mandatory Redemption,” we will be required to make an offer (a “Change of Control Offer”) to each holder of notes of such series to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of such repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee for cancellation the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer or (ii) we have previously or concurrently mailed a redemption notice with respect to all of the outstanding notes as described under “Optional Redemption” above.

If holders of not less than 90% in aggregate principal amount of the outstanding notes of any series validly tender and do not withdraw such notes in a Change of Control Offer and we, or any third party making such an offer in lieu of us as described above, purchases all of the notes of such series validly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such repurchase pursuant to the Change of Control Offer described above, to redeem all notes of such series that remain outstanding following such purchase on a date specified in such notice (the “Second Change of Control Payment Date”) and at a price in cash equal to 101% of the aggregate principal amount of notes of such series repurchased plus any accrued and unpaid interest on the notes of such series repurchased to, but not including, the Second Change of Control Payment Date.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions

“Below Investment Grade Rating Event” means the notes of such series are rated below Investment Grade by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by any of the Rating Agencies, provided that no such extension shall occur if on such 60th day the notes of such series are rated Investment Grade by at least one of such Rating Agency and are not subject to review for possible downgrade by such Rating Agency); provided further that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

•

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

•	the adoption of a plan relating to our liquidation or dissolution; or

•

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one or more of our subsidiaries, becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(i) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (ii) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings Inc., a division of S&P Global Inc. and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

Certain Covenants

Limitation on Liens

The Indenture contains a covenant that we will not, and we will not permit any of our Restricted Subsidiaries (as defined below) to, issue, assume or guarantee any Indebtedness (as defined below) secured by any Mortgage (as defined below) upon any of our Principal Properties (as defined below) or those of any of our Restricted Subsidiaries without equally and ratably securing the notes (and, if we so determine, any other Indebtedness ranking equally with the notes) with such Indebtedness.

This covenant will not prevent us or any Restricted Subsidiary from issuing, assuming or guaranteeing:

•

any purchase money mortgage on such Principal Property prior to, simultaneously with or within 180 days after the later of (1) the acquisition or completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each, a “substantial improvement”) of such Principal Property or (2) the placing in operation of such property after the acquisition or completion of any such construction or substantial improvement;

•	Mortgages on a Principal Property existing at the time of acquisition, including acquisition through merger or consolidation;

•

Mortgages existing on the date of the initial issuance of the notes, Mortgages on assets of a corporation or other business entity existing on the date it becomes a Restricted Subsidiary or is merged or consolidated with us or a Restricted Subsidiary or at the time the corporation or other business entity sells, leases or otherwise disposes of its property as an entirety or substantially as an entirety to us or a Restricted Subsidiary or Mortgages on the assets of a Subsidiary (as defined below) that is newly designated as a Restricted Subsidiary if the Mortgage would have been permitted under the provisions of this paragraph if such Mortgage was created while the Subsidiary was a Restricted Subsidiary;

•	Mortgages in favor of us or a Restricted Subsidiary;

•	Mortgages for taxes, assessments or governmental charges or levies that are not delinquent or that are being contested in good faith;

•

Carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanic’s, landlords’ and other similar Mortgages arising in ordinary course of business that are not delinquent or remain payable without penalty or that are being contested in good faith;

•

Mortgages (other than any Mortgage imposed by the Employee Retirement Income Security Act of 1974) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

•

Easements, rights-of-way, restrictions, encroachments, imperfections and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount and do not in any case materially detract from the value of the Principal Property subject thereto or materially interfere with the ordinary conduct of our and our Subsidiaries’ business, taken as a whole;

•

Mortgages arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, including any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

•	Mortgages arising from filing Uniform Commercial Code financing statements relating solely to leases; and

•

Mortgages to secure Indebtedness incurred to extend, renew, refinance or replace Indebtedness secured by any Mortgages referred to above, provided that the principal amount of the extended, renewed, refinanced or replaced Indebtedness does not exceed the principal amount of Indebtedness so extended, renewed, refinanced or replaced, plus transaction costs and fees, and that any such Mortgage applies only to the same property or assets subject to the prior permitted Mortgage (and, in the case of real property, improvements).

Limitations on Sale and Leaseback Transactions

The Indenture contains a covenant that we will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Principal Property owned or acquired thereafter that has been or is to be sold or transferred by us or such Restricted Subsidiary to such person with the intention of taking back a lease of such Principal Property, a “sale and leaseback transaction,” without equally and ratably securing the notes (and, if we so determine, any other Indebtedness ranking equally with the notes), unless:

•

within 180 days after the receipt of the proceeds of the sale or transfer, we or any Restricted Subsidiary apply an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such Principal Property at the time of the sale or transfer to any (or a combination) of (1) the prepayment or retirement (other than any mandatory prepayment or retirement) of our Senior Funded Debt or (2) the purchase, construction, development, expansion or improvement of other comparable property, subject in each case to credits for voluntary retirements of our Senior Funded Debt; or

•

we or such Restricted Subsidiary would be entitled, at the effective date of such sale or transfer, to incur Indebtedness secured by a Mortgage on such Principal Property, in an amount at least equal to the Attributable Debt (as defined below) in respect of the sale and leaseback transaction, without equally and ratably securing the notes pursuant to “—Limitation on Liens” described above.

The foregoing restriction will not apply to:

•	any sale and leaseback transaction for a term of not more than three years including renewals;

•

any sale and leaseback transaction with respect to a Principal Property if a binding commitment with respect thereto is entered into within three years after the later of (1) the date of the issuance of the notes under the Supplemental Indenture, or (2) the date such Principal Property was acquired;

•

any sale and leaseback transaction with respect to a Principal Property if a binding commitment with respect thereto is entered into within 180 days after the later of the date such property was acquired and, if applicable, the date such property was first placed in operation; or

•	any sale and leaseback transaction between us and a Restricted Subsidiary or between Restricted Subsidiaries.

Exception to Limitations for Exempted Debt

Notwithstanding the limitations in the Indenture on liens and sale and leaseback transactions, we or any Restricted Subsidiary may, in addition to sale and leaseback transactions permitted under such restrictions and without equally and ratably securing the notes, create or assume and renew, extend or replace Mortgages, or enter into any sale and leaseback transaction without any obligation to retire any of our or any Restricted Subsidiary’s Senior Funded Debt (as defined below), provided that, at the time of such creation, assumption, renewal, extension or replacement of a Mortgage or at the time of entering into such sale and leaseback transactions, and after giving effect thereto, our Exempted Debt (as defined below) does not exceed 15% of our Consolidated Net Tangible Assets (as defined below).

Definitions

For purposes of the Indenture:

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the imputed rate of interest of such transaction as determined in good faith by us) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term “net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee (whether or not designated as rental or additional rent) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amount required to be paid by lessee thereunder contingent upon the amount of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Consolidated Net Tangible Assets” means the total amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) that under generally accepted accounting principles would be included on a consolidated balance sheet of us and our consolidated Restricted Subsidiaries after deducting (1) all current liabilities, excluding current liabilities that could be classified as long-term debt under generally accepted accounting principles and current liabilities that are by their terms extendable or renewable at the obligor’s option to a time more than 12 months after the time as of which the amount of current liabilities is being computed; (2) Investments in Unrestricted Subsidiaries; and (3) all trade names, trademarks, licenses, patents, copyrights and goodwill, organizational and development costs, deferred charges, other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized, and amortized debt discount and expense, less unamortized premium.

“Exempted Debt” means the sum of the following items outstanding as of the date Exempted Debt is being determined: (1) Indebtedness of us and our Restricted Subsidiaries secured by a Mortgage and not permitted to exist under the Indenture and (2) Attributable Debt of us and our Restricted Subsidiaries in respect of all sale and leaseback transactions not permitted under the Indenture.

“Funded Debt” means Indebtedness that matures more than one year from the date of creation, or that is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date. Funded Debt does not include (1) obligations created pursuant to leases, (2) any Indebtedness or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such Indebtedness shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any Indebtedness for the payment or redemption of which money in the necessary amount shall have been deposited in trust either at or before the maturity date thereof.

“Indebtedness” means any and all of the obligations of a person for money borrowed that in accordance with generally accepted accounting principles would be reflected on the balance sheet of such person as a liability as of the date of which the Indebtedness is to be determined. Notwithstanding the foregoing, a change in generally accepted accounting principles subsequent to November 30, 2018 shall not be deemed an incurrence of Indebtedness.

“Investment” means any investment in stock, evidences of Indebtedness, loans or advances, however made or acquired, but does not include our account receivable or the accounts receivable of any Restricted Subsidiary arising from transactions in the ordinary course of business, or any evidences of Indebtedness, loans or advance made in connection with the sale to any Subsidiary of our accounts receivable or the accounts receivable of any Restricted Subsidiary arising from transactions in the ordinary course of business.

“Mortgage” means any mortgage, security interest, pledge, lien or other encumbrance.

“Principal Property” means all real property and improvements thereon owned by us or a Restricted Subsidiary, including, without limitation, any manufacturing, warehouse, distribution or research facility, and improvements therein, having a net book value in excess of 2% of Consolidated Net Tangible Assets that is located within the United States, excluding its territories and possessions and Puerto Rico. This term does not include any real property and improvements thereon that our Board of Directors declares by resolution not to be of material importance to the total business conducted by us and our Restricted Subsidiaries taken as a whole.

“Restricted Subsidiary” means a Subsidiary that owns a Principal Property.

“Senior Funded Debt” means all Funded Debt (except Funded Debt, the payment of which is subordinated to the payment of the notes). “Subsidiary” means a corporation, partnership or other legal entity of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary capital interests is, at the time, directly or indirectly owned or controlled by us or by one or more other Subsidiaries. For the purposes of this definition, “voting stock” means the equity interest that ordinarily has voting power for the election of directors, managers or trustees of an entity, or persons performing similar functions, whether at all times or only so long as no senior class of equity interest has such voting power by reason of any contingency.

“Unrestricted Subsidiary” means any Subsidiary other than a Restricted Subsidiary.

Consolidation, Merger and Sale of Assets

The consolidation, merger and sale of assets provisions with respect to the notes are described in the accompanying prospectus under “Description of Debt Securities—Consolidation, Merger and Sale of Assets.”

Events of Default

In addition to our failure to pay the Special Mandatory Redemption Price with respect to each series of series of the SMR notes (but not the 2027 notes or the 2028 notes), there are certain other events of default relating to the notes, which are described in the accompanying prospectus under “Description of Debt Securities—Events of Default.”

Delivery and Form

The notes of each series will be represented by one or more permanent notes in registered, global form without interest coupons, or the global notes. These global notes will be deposited upon issuance with the trustee as custodian for DTC, or the depositary, and registered in the name of the depositary or its nominee, in each case for credit to an account of a direct or indirect participant as described below. Except as set forth below, the global notes may be transferred, in whole and not in part for cash, only to the depositary, a nominee of the depositary or to a successor of the depositary or its nominee.

Beneficial interests in the notes of each series will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking S.A. and Euroclear Bank SA/NV, as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.” The trustee will act as registrar.

Book-Entry Procedures

DTC. The depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary has advised us that it was created to hold securities for its participating organizations, or, collectively, the participants, and to facilitate the clearance and settlement of transactions in those securities between participants through electronic, computerized book-entry changes in accounts of participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to other entities such as banks, brokers and dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, or, collectively, indirect participants. Persons who are not participants may beneficially own securities held by or on behalf of the depositary only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the depositary are recorded on the records of the participants and indirect participants.

The depositary also has advised us that pursuant to procedures established by it:

•	upon deposit of the global notes, the depositary will credit the accounts of participants designated by the underwriters with portions of the principal amount of global notes; and

•

ownership of interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the depositary (with respect to participants) or by participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

The depositary has no knowledge of the actual beneficial owners of the notes; the depositary’s records reflect only the identity of the participant to whose account such notes are credited, which may or may not be the beneficial owner. The participants and the indirect participants are responsible for keeping account of their holdings on behalf of their customers.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a global note to such persons may be limited to that extent. Because the depositary can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal and premium and liquidated damages, if any, and interest on a global note registered in the name of the depositary or its nominee will be payable by the paying agent to the depositary or its nominee in its capacity as the registered holder of a global note under the Indenture. Under the terms of the Indenture, we and the trustee will treat the persons in whose names the global notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever.

Consequently, neither we, the trustee nor any agent of us have or will have any responsibility or liability for:

•

any aspect of the depositary’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of the depositary or any of its participants or indirect participants.

The depositary has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the global notes as shown on the records of the depositary. Payments by participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of the depositary, the trustee or us. Neither we nor the trustee will be liable for any delay by the depositary or its participants in identifying the beneficial owners of the notes, and we and the trustee may rely conclusively on and will be protected in relying on instructions from the depositary or its nominee as the registered owner of the global notes for all purposes.

Redemption notices shall be sent to the depositary or its nominee.

Interests in the global notes will trade in the depositary’s same-day funds settlement system, and secondary market trading activity in such interest will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of the depositary and its participants. Transfers between participants in the depositary will be effective in accordance with the depositary’s procedures and will be settled in same-day funds.

The depositary has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given direction.

Exchange of Book-Entry Notes for Certificated Notes

A global note of any series is exchangeable for definitive notes of such series in registered certificated form:

•	if the depositary:

•	notifies us that it is unwilling or unable to continue as depositary for the global note of such series and we thereupon fail to appoint a successor depositary within 90 days after this notice; or

•	has ceased to be a clearing agency registered under the Exchange Act;

•	upon the continuance of an event of default under the Indenture; or

•	if we, at our option and subject to the procedures of the depositary, notify the trustee in writing that we elect to cause issuance of the notes of such series in certificated form.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon request by the depositary but only upon at least 30 days’ prior written notice given to the trustee by or on behalf of the depositary in accordance with customary procedures. In all cases, certificated notes delivered in exchange for any global note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax consequences of owning the notes we are offering. It applies to you only if you acquire notes at the offering price and you hold your notes as capital assets for tax purposes. This section addresses only U.S. federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells notes as part of a wash sale for tax purposes, or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

U.S. Holders

This subsection describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a note and you are, for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.,

•	a domestic corporation,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust, if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) the trust has elected to be treated as a U.S. person.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to “Non-U.S. Holders” below.

As described under “Description of the Notes—Repurchase at the Option of Holders Upon Change of Control Repurchase Event” and “Description of the Notes—Special Mandatory Redemption,” the amount and timing of the scheduled payments on the notes may differ if there is a Change of Control Repurchase Event or a Special Mandatory Redemption, as applicable. These contingencies may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, however, a contingency will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingency is “remote,” “incidental” or if certain other exceptions apply. We believe the contingencies described will qualify under one or more of these exceptions. Accordingly, we believe, and intend to take the position, that such contingencies will not cause the notes to be treated as contingent payment debt instruments. You may not take a contrary position unless you disclose such contrary position in the proper manner to the Internal Revenue Service (the “IRS”). You should consult your own tax advisors with respect to the contingencies described herein. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Payments of Interest

It is anticipated, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Purchase, Sale and Retirement of the Notes

Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your note. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. holder. You are a Non-U.S. holder if you are a beneficial owner of a note and you are, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a note.

If you are a U.S. holder, this subsection does not apply to you.

Interest

Other than as described below under “—FATCA,” and “Backup Withholding and Information Reporting,” no U.S. federal income or withholding tax generally will apply to a payment of interest on a note to you, provided that:

•

such interest is not effectively connected with the conduct of a trade or business in the U.S. by you (or, if certain tax treaties apply, such interest is not attributable to a permanent establishment maintained by you within the U.S.);

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business;

•	you are not a controlled foreign corporation directly or indirectly related to us through stock ownership; and

•

either (A) you provide to the applicable withholding agent your name and address, and certify on IRS Form W-8BEN or IRS Form W-8BEN-E (or a substantially similar form), under penalties of perjury, that you are not a U.S. person or (B) a securities clearing organization or certain other financial institutions holding the note on your behalf certifies to the applicable withholding agent on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes the withholding agent with a copy thereof.

If all of the foregoing requirements are not met, payments of interest on a note will generally be subject to U.S. federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met), subject to the discussion below concerning interest that is effectively connected with your conduct of a trade or business in the U.S.

Sale, Exchange, Redemption, Retirement or Other Disposition of a Note

Other than as described below under “Backup Withholding and Information Reporting,” you will generally not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, redemption, retirement or other disposition of a note (except to the extent such amount is attributable to accrued interest, which will be taxable as described above), unless in the case of gain (i) such gain is effectively connected with the conduct by you of a trade or business within the U.S. and, if a treaty applies, is attributable to a permanent establishment maintained by you within the U.S. (in which case the gain will be subject to tax as described below) or (ii) you are an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are met (in which case you will generally be subject to a flat income tax at a rate of 30% (or lower applicable treaty rate) on any capital gain recognized on the disposition, which may be offset by certain U.S. source capital losses).

U.S. Trade or Business

If you are engaged in a trade or business in the U.S., and if interest or gain on a note is effectively connected with the conduct of such trade or business and, if a treaty applies, is attributable to a permanent establishment maintained by you within the U.S., you will generally be subject to U.S. federal income tax on the receipt or accrual of such interest or the recognition of gain on the sale or other taxable disposition of the note in the same manner as if you were a U.S. holder. Such interest or gain recognized by a corporate Non-U.S. holder may also be subject to an additional U.S. federal branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). If such treatment is applicable, any such gain will not be subject to withholding tax and any such interest will not be subject to withholding tax if you deliver to the withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. You should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of notes.

FATCA

Pursuant to the Foreign Account Tax Compliance Act (“FATCA”), withholding at a rate of 30% generally will be required in certain circumstances on interest payments in respect of notes held by or through certain foreign financial institutions (including investment funds), unless such institution otherwise qualifies for an exemption or (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the U.S. and an applicable foreign country, or other guidance, may modify these requirements. Similarly, in certain circumstances, interest payments in respect of notes held by an investor that is a non- financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which we will in turn provide to the IRS. Accordingly, the entity through which the notes are held will affect the determination of whether withholding under the rules described in this paragraph is required. We will not pay any additional amounts to Non-U.S. holders in respect of any amounts withheld. You should consult your tax advisor regarding the possible implications of these rules on your investment in the notes.

Backup Withholding and Information Reporting

In general, if you are a noncorporate U.S. holder, the applicable withholding agent is required to report to the IRS all payments of principal, any premium and interest on your note. In addition, the applicable withholding agent is required to report to the IRS any payment of proceeds of the sale of your note before maturity within the U.S. Additionally, backup withholding would apply to any payments, if you fail to provide an accurate taxpayer identification number, or (in the case of interest payments) you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a Non-U.S. holder, the applicable withholding agent is required to report payments of interest on your notes on IRS Form 1042-S. Payments of principal, premium or interest made by the applicable withholding agent to you would otherwise not be subject to information reporting and backup withholding, provided that the certification requirements described above under “—Non-U.S. Holders—Interest” are satisfied or you otherwise establish an exemption. In addition, payment of the proceeds from the sale of notes effected at a U.S. office of a broker will not be subject to backup withholding and information reporting if you have furnished to the applicable withholding agent an appropriate IRS Form W-8, an acceptable substitute form or other documentation upon which it may rely to treat the payment as made to a non-U.S. person.

In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the U.S. (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the U.S., (ii) the proceeds or confirmation are sent to the U.S. or (iii) the sale has certain other specified connections with the U.S.

You generally may credit any amount withheld under the backup withholding rules against your U.S. federal income tax liability and obtain a refund of any amounts withheld under the backup withholding rules that exceed your U.S. federal income tax liability by filing a refund claim with the IRS.

UNDERWRITING

Citigroup Global Markets Inc., Barclays Capital Inc., BNP Paribas Securities Corp. and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as the underwriters for the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally, and not jointly, agreed to purchase, and we have agreed to sell to the underwriters, the principal amount of notes set forth opposite each underwriter’s name.

Underwriter	Principal Amount of 2027 Notes	Principal Amount of 2028 Notes	Principal Amount of 2030 Notes	Principal Amount of 2035 Notes
Citigroup Global Markets Inc.	$100,000,000	$140,000,000	$160,000,000	$200,000,000
Barclays Capital Inc.	61,667,000	86,334,000	98,666,000	123,333,000
BNP Paribas Securities Corp.	61,667,000	86,333,000	98,667,000	123,333,000
Wells Fargo Securities, LLC	61,666,000	86,333,000	98,667,000	123,334,000
BofA Securities, Inc.	45,000,000	63,000,000	72,000,000	90,000,000
Goldman Sachs & Co. LLC	45,000,000	63,000,000	72,000,000	90,000,000
Mizuho Securities USA LLC	45,000,000	63,000,000	72,000,000	90,000,000
Deutsche Bank Securities Inc.	16,667,000	23,334,000	26,666,000	33,333,000
HSBC Securities (USA) Inc.	16,667,000	23,333,000	26,667,000	33,333,000
MUFG Securities Americas Inc.	16,666,000	23,333,000	26,667,000	33,334,000
PNC Capital Markets LLC	10,000,000	14,000,000	16,000,000	20,000,000
Siebert Williams Shank & Co., LLC	10,000,000	14,000,000	16,000,000	20,000,000
U.S. Bancorp Investments, Inc.	10,000,000	14,000,000	16,000,000	20,000,000

Total	$500,000,000	$700,000,000	$800,000,000	$1,000,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to each underwriter’s right to reject any order in whole or in part.

The underwriters propose to offer each series of the notes directly to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and may offer each series of the notes to dealers at the applicable public offering price less a concession not to exceed 0.200% of the principal amount in the case of the 2027 notes, 0.250% of the principal amount in the case of the 2028 notes, 0.375% of the principal amount in the case of the 2030 notes or 0.400% of the principal amount in the case of the 2035 notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.150% of the principal amount in the case of the 2027 notes, 0.150% of the principal amount in the case of the 2028 notes, 0.225% of the principal amount in the case of the 2030 notes or 0.250% of the principal amount in the case of the 2035 notes on sales to other dealers. After the initial offering of each series of the notes to the public, the underwriters may change the public offering price and other selling terms.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage and dollar amount of the principal amount of each series of the notes).

	Paid by Us	Total
Per 2027 note	0.350%	$1,750,000
Per 2028 note	0.400%	$2,800,000
Per 2030 note	0.600%	$4,800,000
Per 2035 note	0.650%	$6,500,000

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include overallotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.

We estimate that our total expenses in connection with this offering, excluding the underwriting discount, will be approximately $5.7 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

We expect that delivery of the notes will be made against payment therefor on or about February 10, 2025, which will be the seventh business day following the date of pricing of the notes, or “T+7.” Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on any date prior to the business day before delivery thereof will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Each series of the notes will be a new issue of securities for which there currently is no established trading market. We do not intend to list the notes of any series on any national securities exchange. We cannot provide you with any assurance regarding the liquidity of any trading market for the notes of any series that develops, the ability of holders of the notes to sell their notes or the price at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in each series of the notes. The underwriters, however, are not obligated to do so, and any market-making activity with respect to any series of the notes may be discontinued at any time without notice.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and certain of their affiliates have provided various investment and commercial banking services for us from time to time for which they have received customary fees and commissions, including participating as lenders under our revolving credit facility. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they have received or will receive customary fees and commissions. In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments (including serving as counterparties to certain derivative and hedging arrangements) and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or any of their affiliates have a lending relationship with us, the underwriters or certain of their affiliates routinely hedge, and the underwriters or certain other of their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies.

Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not an EEA Qualified Investor; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Prohibition of Sales to UK Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the UK. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the UK by virtue of the EUWA; or

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of UK MiFIR; or

(iii)	not a UK Qualified Investor; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Other Regulatory Restrictions in the UK

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Stryker.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the UK.

Notice to Prospective Investors in Hong Kong

The notes have not been and will not be offered or sold in Hong Kong by means of any document other than: (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “C(WUMP)O”), or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and no advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (the “FIEA”) and accordingly, have not been and will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in South Korea

The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the notes may not be re-sold to South Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment hereto and thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act of June 15, 2018, as amended (“FinSA”), and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitute a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. The prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

VALIDITY OF SECURITIES

The validity of the notes will be passed upon for us by Sullivan & Cromwell LLP and Warner Norcross + Judd LLP and for the underwriters by Sidley Austin LLP.

EXPERTS

The consolidated financial statements of Stryker Corporation and its subsidiaries appearing in Stryker’s Annual Report (Form 10-K) for the year ended December 31, 2023 (including the schedule appearing therein), and the effectiveness of Stryker’s internal control over financial reporting as of December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

STRYKER CORPORATION

Common Stock

Preferred Stock

Debt Securities

Warrants

Subscription Rights

Purchase Contracts

Purchase Units

We may offer and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, (1) shares of our common stock, (2) shares of our preferred stock, which we may issue in one or more series, (3) debt securities, which may be senior debt securities or subordinated debt securities, (4) warrants, (5) subscription rights, (6) purchase contracts and (7) purchase units, each representing ownership of a purchase contract and debt securities, preferred securities or debt obligations of third-parties, including U.S. treasury securities or any combination of the foregoing, securing the holder’s obligation to purchase our common stock or other securities under the purchase contracts.

We will provide the specific terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the trading symbol “SYK.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports, in any prospectus supplement relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 1, 2023

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ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration process, we may sell, from time to time, an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer, which is not meant to be a complete description of any security. Each time that securities are sold, a prospectus supplement containing specific information about the terms of that offering will be provided, including the specific amounts, prices and terms of the securities offered. The prospectus supplement and any other offering material may also add to, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. We urge you to read both this prospectus and any prospectus supplement and any other offering material (including any free writing prospectus) prepared by or on behalf of us for a specific offering of securities, together with additional information described under “Where You Can Find More Information” in this prospectus.

We have not authorized any person to provide any information other than the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any related offering material, including any free writing prospectus, issued or authorized by us. We take no responsibility for, and can provide no assurance as to the reliability of, any different or additional information. We are not making an offer to sell or soliciting an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted.

Unless otherwise stated or the context otherwise requires, as used in this prospectus, the words “we,” “us,” “our,” the “Company” or “Stryker” refer to Stryker Corporation and its consolidated subsidiaries.

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate on any date other than the date on the front cover of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even if this prospectus or any prospectus supplement is delivered, or any securities are sold, on a later date. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act relating to the securities covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits filed as part of the registration statement. For further information with respect to us and the securities being offered, we refer you to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in the prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or otherwise filed with the SEC, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document is qualified in all respects by reference to the contract or document to which it refers. In addition, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are accessible through the Internet at that website. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our website at www.stryker.com. The content of our website is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents and that those documents are considered part of this prospectus. The following documents are incorporated by reference into this prospectus (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2022;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023;

•	Current Reports on Form 8-K, filed with the SEC on May 16, 2023 and June 16, 2023; and

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The description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on July  1, 1997, as updated by the description of our common stock included in Exhibit 4(xx) to our Annual Report on Form 10-K for the year ended December 31, 2022, together with any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents we may subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus is a part and prior to the termination of the offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules). The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus, at no cost to the requestor. To receive a free copy of any of the documents incorporated by reference into this prospectus, other than exhibits, unless they are specifically incorporated by reference into those documents, call or write:

Stryker Corporation

2825 Airview Boulevard

Kalamazoo, Michigan 49002

Attention: Corporate Secretary

Tel: (269) 385-2600

STRYKER CORPORATION

Stryker is one of the world’s leading medical technology companies and, together with our customers, we are driven to make healthcare better. We offer innovative products and services in Medical and Surgical, Neurotechnology, Orthopaedics and Spine that help improve patient and hospital outcomes. Alongside our customers around the world, Stryker impacts more than 130 million patients annually. Our products are sold in over 75 countries through company-owned subsidiaries and branches as well as third-party dealers and distributors, and include surgical equipment and surgical navigation systems; endoscopic and communications systems; patient handling, emergency medical equipment and intensive care disposable products; clinical communication and workflow solutions; neurosurgical and neurovascular devices; implants used in joint replacement and trauma surgeries; Mako Robotic-Arm Assisted technology; spinal devices; as well as other products used in a variety of medical specialties.

Our principal executive offices are located at 2825 Airview Boulevard, Kalamazoo, Michigan 49002, and our telephone number is (269) 385-2600. Our Internet website is www.stryker.com. The content of our website is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as in our most recent Annual Report on Form 10-K, and in any Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed subsequent to the end of the fiscal year covered by such Annual Report on Form 10-K, each of which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see the section entitled “Where You Can Find More Information.” These risks could materially and adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, in this prospectus and the documents we incorporate by reference in this prospectus, as well as in other written reports and oral statements, we discuss our expectations regarding our future performance. Statements and financial discussion and analysis contained herein and in the documents incorporated by reference herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “intend,” “may,” “will,” “plan,” “expect,” “should,” “possible,” “predict,” “forecast,” “potential,” “project,” “may impact,” “on track,” “goal,” “strategy” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, an acquisition or our businesses. These forward-looking statements are based on currently available competitive, financial and economic data, current expectations, estimates, forecasts and projections about the industries in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements.

While we believe that the assumptions underlying such forward-looking statements are reasonable, there can be no assurance that future events or developments will not cause such statements to be inaccurate. All forward-looking statements contained in this prospectus and the documents we incorporate by reference in this prospectus are qualified in their entirety by this cautionary statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statements to reflect any changes in events or circumstances or in our expectations or results, except as required by the federal securities laws. New factors may emerge and it is not possible to predict all factors that may affect our business and prospects.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of our securities for working capital and other general corporate purposes, which may include acquisitions, repayment or refinancing of debt, stock repurchases and other business opportunities. We will have significant discretion in the use of any net proceeds. We may provide additional information on the use of the net proceeds from the sale of our securities in an applicable prospectus supplement or other offering materials relating to the offered securities.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the capital stock, debt securities, warrants, subscription rights, purchase contracts and purchase units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of any security. At the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

As used in this “Description of Securities,” the terms “we,” “us,” “our,” the “Company,” or “Stryker” refer to Stryker Corporation, a Michigan corporation, and do not, unless otherwise specified, include our subsidiaries.

Description of Capital Stock

The following description briefly summarizes certain information regarding our capital stock. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Michigan Business Corporation Act, as amended, or the MBCA, our Restated Articles of Incorporation, as amended, or our articles, and our Bylaws, as amended, or our bylaws.

Capital Stock

Our authorized capital stock consists of (1) 1,000,000,000 shares of common stock, $0.10 par value per share, and (2) 500,000 shares of preferred stock, $1.00 par value per share. As of November 15, 2023, we had 379,938,162 shares of common stock issued and outstanding, and no shares of preferred stock issued.

Common Stock

Each share of common stock entitles the holder thereof to one vote for each share held by it of record on each matter submitted to a vote. Other than the election of directors, if an action is to be taken by vote of the shareholders, it will be authorized by a majority of the votes cast by the holders of shares entitled to vote on the action, unless a greater vote is required in our articles or bylaws. Directors are elected by a majority of the votes cast by the holders of shares entitled to vote (and for such purpose, a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the number of votes cast “against” that nominee); provided, however, that if as of the record date for a meeting at which directors will be elected, there are more nominees than positions on the board of directors to be filled by election at such meeting, each director shall be elected by a plurality of the votes cast at the election.

Subject to the prior payment or provision therefor of dividends on the preferred stock, if any, holders of the common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor. Holders of our common stock have no conversion, preemptive or other rights to subscribe for any securities of ours, and there are no redemption or sinking fund provisions with respect to such shares. In the event of any liquidation, dissolution or distribution of our assets and after satisfaction of the preferential requirements of the preferred stock, if any, holders of common stock will be entitled to share ratably in the distribution of the remaining assets of the Company available for distribution. The rights, preferences and privileges of holders of common stock are subject to applicable law and the rights of the holders of any shares of preferred stock and any additional classes of stock that we may issue in the future.

Preferred Stock

Our articles authorize our Board of Directors to issue up to 500,000 shares of preferred stock in one or more series, with such distinctive designation or title and in such number of shares as may be authorized by our Board of Directors. Our Board of Directors is authorized to prescribe the relative rights and preferences of each series, and the limitations applicable thereto, including but not limited to the following: (1) the voting powers, full, special, or limited, or no voting powers, of each such series; (2) the rate, terms and conditions on which dividends will be paid, whether such dividends will be cumulative, and what preference such dividends shall have in relation to the dividends on other series or classes of stock; (3) the rights, terms and conditions, if any, for conversion of such series of preferred stock into shares of other series or classes of stock; (4) any right of the Company to redeem the shares of such series of preferred stock, and the price, time and conditions of such redemption, including the provisions for any sinking fund; and (5) the rights of holders of such series of preferred stock in relation to the rights of other series and classes of stock upon the liquidation, dissolution or distribution of our assets. Unless otherwise provided by our Board of Directors, upon repurchase by the Company, redemption or conversion, shares of preferred stock will revert to authorized but unissued shares and may be reissued as shares of any series of preferred stock.

The particular terms of any preferred stock that we offer under this prospectus will be described in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include those described in the preceding paragraph.

Limitation of Liability

Our articles provide that, to the full extent authorized or permitted by the MBCA, directors of Stryker will not be personally liable to Stryker or its shareholders for any acts or omissions in such person’s capacity as a director. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under federal securities laws.

Certain Statutory, Articles and Bylaw Provisions Affecting Shareholders

Certain provisions in our articles and bylaws and the MBCA may have the effect of delaying, deferring or preventing a change of control of the Company or may operate only with respect to extraordinary corporate transactions involving the Company.

Business Combination Act

We are subject to the provisions of Chapter 7A of the MBCA, which provides that business combinations between a Michigan corporation and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally require the affirmative vote of 90% of the votes of each class of stock entitled to vote and not less than two-thirds of each class of stock entitled to vote (excluding voting shares owned by such 10% owner). Chapter 7A defines a “business combination” to encompass any merger, conversion, consolidation, share exchange, sale, lease, transfer or other disposition of assets, stock issue, liquidation, dissolution, or reclassification of securities involving an interested shareholder or certain affiliates. An “interested shareholder” is generally any person who owns 10% or more of the voting shares of the corporation. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with, a specified person. Such requirements do not apply if the transaction satisfies fairness standards, other specified conditions are met and the interested shareholder has been such for at least five years.

Article and Bylaw Provisions

Our articles and bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include an advance notice requirement for director nominations and actions to be taken at annual meetings of shareholders and the availability of authorized but unissued blank check preferred stock.

Advance Notice Requirement

Our bylaws set forth advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be presented at meetings of shareholders.

These procedures provide that notice of such shareholder proposals must be timely given in writing to the secretary of Stryker prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of Stryker not less than 90 days nor more than 120 days prior to the meeting. The advance notice requirement does not give the Board of Directors any power to approve or disapprove shareholder director nominations or proposals but may have the effect of precluding the consideration of certain business at a meeting if the proper notice procedures are not followed.

Special Meetings of Shareholders

Under our bylaws, special meetings of shareholders may be called by the chair of our Board of Directors, our chief executive officer, our president or by order of our Board of Directors. Our bylaws provide that a special meeting of the shareholders shall be called by the chief executive officer upon written request of one or more record holders of shares of our common stock representing not less than 25% of our issued and outstanding shares of common stock.

Blank Check Preferred Stock

Our preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with our management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

The effects of the issuance of one or more series of the preferred stock on the holders of our common stock could include:

•	reduction of the amount otherwise available for payments of dividends on common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on our common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of our common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•	dilution of the equity interest of holders of our common stock if the series of preferred stock is convertible, and is converted, into our common stock; and

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restrictions on the rights of holders of our common stock to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “SYK.”

Description of Debt Securities

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue separately, upon exercise of a debt warrant, in connection with a purchase contract or as part of a purchase unit, from time to time. The debt securities may either be senior debt securities or subordinated debt securities. Senior debt securities may be issued under the Senior Indenture, dated as of

January 15, 2010, between us and U.S. Bank National Association, as trustee, and subordinated debt securities may be issued under a “Subordinated Indenture” anticipated to be entered into between us and U.S. Bank National Association, as trustee. This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures.” The Senior Indenture and the form of the Subordinated Indenture have been filed with the SEC and are incorporated by reference in the registration statement on Form S-3 of which this prospectus forms a part. We may also issue debt securities under a separate, new indenture. If that occurs, we will describe any differences in the terms of any such indenture in the prospectus supplement.

The following briefly summarizes the material provisions of the Indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement or pricing supplement, as the case may be. You should read the more detailed provisions of the applicable Indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of an offering of debt securities, which will be described in more detail in the applicable prospectus supplement or pricing supplement, as the case may be. Copies of the Indentures may be obtained from Stryker or the trustee.

General

The debt securities will be our direct unsecured obligations. The senior debt securities will rank equally with all of our other senior unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness to the extent and in the manner set forth in the Subordinated Indenture. The debt securities will not be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

Since our operations are partially conducted through our subsidiaries, the cash flow and the consequent ability to service our indebtedness, including the debt securities, is partially dependent upon the earnings of our subsidiaries and the distribution of those earnings or upon the payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make funds available to us, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to contractual or statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right we may have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of our debt securities to participate in those assets) will be effectively subordinated to the claims of such subsidiary’s creditors, including trade creditors.

The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also do not limit our ability to incur other debt.

Each prospectus supplement will summarize the material terms relating to the specific series of debt securities being offered. These terms may include some or all of the following:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of debt securities of such series;

•	the purchase price for the debt securities and the denominations of the debt securities, if other than minimum denominations of $2,000 and integral multiples of $1,000 above that amount;

•	the date or dates upon which the debt securities are payable and whether the stated maturity date may be extended or the method used to determine or extend those dates;

•	the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate or rates shall be determined;

•	the basis for calculating interest if other than a 360-day year of twelve 30-day months;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

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the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date, or the method by which such date or dates shall be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period;

•	any provisions that would determine payments on the debt securities by reference to any index, formula or other method, and the manner of determining the amount of such payments;

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the place or places where payments on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the applicable Indenture;

•	the rate or rates of amortization of the debt securities, if any;

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our obligation or discretion, if any, to redeem, repay or repurchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which, the price or prices at which and the other terms and conditions upon which any debt securities of such series shall be redeemed, in whole or in part, pursuant to such obligation;

•	the terms and conditions, if any, regarding the mandatory conversion or exchange of debt securities;

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the period or periods within which, the price or prices at which, and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;

•	any restriction or condition on the transferability of the debt securities of a particular series;

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the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default, as defined below, if other than the full principal amount;

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if other than U.S. dollars, the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from or modifications or additions to the Events of Default or our covenants with respect to the applicable series of debt securities;

•	whether the debt securities will not be subject to defeasance or covenant defeasance, which terms are described below;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•	whether we are issuing the debt securities in whole or in part in global form;

•	the depositary for global or certificated debt securities;

•	the names of any trustees, depositories, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

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to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered on the record date for such interest, and the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable Indenture;

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if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);

•

whether, under what circumstances and the currency in which we will pay any additional amounts on the debt securities as contemplated in the applicable Indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts (and the terms of any such option);

•	whether and the extent to which the debt securities are entitled to the benefits of any guarantees by any of our subsidiaries or any other form of guarantee;

•	the subordination provisions applicable to the debt securities, if any; and

•	any other specific terms of the debt securities not inconsistent with the applicable Indenture.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange and will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions, including the extent of subordination of payments by us of the principal of, premium, if any, and interest on such subordinated debt securities.

The Subordinated Indenture does not limit the issuance of additional senior indebtedness.

Certain Covenants

Except as set forth below or in any indenture supplemental to the Indentures or in a board resolution of ours establishing a series of securities under the Indentures, the Indentures will not:

•	limit the amount of indebtedness or lease obligations that may be incurred by us and our subsidiaries; or

•

contain provisions which would give holders of the debt securities the right to require us to repurchase their debt securities in the event of a decline in the credit rating of our debt securities resulting from a change in control, recapitalization or similar restructuring or in the case of any other event.

Consolidation, Merger and Sale of Assets

We may consolidate or merge with or into any other corporation, and we may sell or transfer all or substantially all of our assets to another corporation, provided, among other things, that (a) we are the surviving corporation or the corporation formed by or resulting from any such consolidation or merger or the transferee of such assets shall be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by supplemental indenture payment of the principal of, and premium, if any, and interest, if any, on the debt securities issued under either the Senior Indenture or the Subordinated Indenture and the performance and observance of the applicable Indenture and (b) we or such successor corporation shall not immediately thereafter be in default under the applicable Indenture.

Events of Default

The following events are defined in the Indentures as “Events of Default”:

•	default in the payment of any installment of interest on any debt securities in such series for 30 days after becoming due;

•	default in the payment of principal or premium, if any, of any debt securities in such series when due;

•	default in the deposit of any sinking fund payment, when due;

•

default in the performance of any other covenant for 90 days after notice, which must be sent by either the trustee or holders of 25% of the principal amount of the debt securities of the affected series;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default that may be set forth in the supplemental indenture or board resolution with respect to a particular series of debt securities.

If an Event of Default shall occur and be continuing with respect to a series of debt securities, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series (or such lesser amount as may be provided for in the debt securities of such series) may declare the entire principal amount of all the debt securities of such series to be due and payable; provided that, in the case of an Event of Default involving certain events of bankruptcy, insolvency or reorganization, such acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof may become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof. No such rescission shall affect any subsequent default or impair any right consequent thereon.

The Indentures provide that the trustee shall, after the occurrence of a default with respect to a particular series of debt securities, give or may withhold from the holders of the debt securities of such series notice of such default known to it (the term default to mean the events specified above without grace periods) to the extent provided by the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

We will be required to furnish the trustee annually a statement by certain of our officers to the effect that to the best of their knowledge we are not in default in the fulfillment of any of our obligations under the Indentures or, if there has been a default in the fulfillment of any such obligation, specifying each such default. No holder of any debt securities of any particular series shall have any right to institute any judicial or other proceeding with respect to the Indentures, or for the appointment of a receiver or trustee, or for any other remedy unless:

•	an Event of Default shall have occurred and be continuing and such holder shall have given the trustee prior written notice of such continuing Event of Default;

•

the holders of not less than 25% of the outstanding principal amount of the debt securities of a particular series shall have requested the trustee for such series to institute proceedings in respect of such Event of Default;

•	the trustee shall have been offered reasonable indemnity against its costs, expenses and liabilities in complying with such request;

•	the trustee shall have failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

•	no direction inconsistent with such written request shall have been given for 60 days by the holders of a majority in principal amount of the outstanding debt securities of such series.

However, a holder may bring a lawsuit to receive payment of money due on a debt security on or after the due date of such payment.

The holders of a majority in principal amount of a particular series of debt securities outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to such series or exercising any trust or power conferred to the trustee, and to waive certain defaults. The Indentures provide that in case an Event of Default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the Indentures, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any of the holders of debt securities of a particular series unless they shall have offered to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated to the contrary in the applicable prospectus supplement, we may discharge or defease our obligations under each Indenture as set forth below.

We may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by, among other things, irrevocably depositing with the trustee funds or government obligations denominated in U.S. dollars or in the foreign currency in which debt securities of such series are payable in an amount sufficient to pay the entire indebtedness on debt securities of such series with respect to principal (and premium and additional amounts, if any) and interest to the date of such deposit (if debt securities of such series have become due and payable) or to the maturity thereof or the date of redemption of debt securities of such series, as the case may be.

Unless otherwise indicated in the applicable prospectus supplement, we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on debt securities of such series and other obligations to register the transfer or exchange of debt securities of such series, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust), or (2) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series of debt securities and any omission to comply with such obligations shall not constitute an Event of Default with respect to such series of debt securities upon the deposit with the Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity. As a condition to defeasance or covenant defeasance, we must, among other things, deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (1) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Modification and amendments of the Indentures may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of interest on, debt securities of any series;

•	reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, debt securities of any series;

•

change our obligation to pay additional amounts with respect to debt securities of any series or reduce the amount of the principal of an original issue discount debt security or any other debt security that would be due and payable upon a declaration of acceleration of the maturity thereof;

•	change the place of payment where, or the coin or currency in which, the principal of, or any premium or interest on, debt securities of any series is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of debt securities of any series;

•	reduce the percentage in principal amount of an outstanding series of debt securities, the consent of whose holders is required in order to take certain actions;

•

modify any of the provisions in the Indentures regarding the waiver of past defaults and the waiver of certain covenants by the holders of a particular series of debt securities except to increase any percentage vote required or to provide that certain other provisions of the Indentures cannot be modified or waived without the consent of the holder of each debt security of such series affected thereby;

•	make any change that adversely affects the right to convert or exchange any series of debt security into or for our common stock or other securities in accordance with its terms; or

•	modify any of the above provisions.

The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of such series, waive our compliance with certain restrictive provisions of the applicable Indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default and its consequences under the Indenture with respect to the debt securities of such series, except a default:

•	in the payment of principal of (or premium, if any), any interest on or any additional amounts with respect to debt securities of such series; or

•	in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each debt security of any series.

Notwithstanding the foregoing, certain types of changes do not require any vote by holders of the debt securities. These types of changes are limited to corrections and clarifications and certain other changes that would not adversely affect holders of the debt securities. Nor do we need any approval to make changes that affect only debt securities to be issued under the Indenture after the changes take effect.

The Subordinated Indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of then outstanding senior indebtedness that would be adversely affected by the amendment.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security that remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security shall thereafter, as an unsecured general creditor, look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•

DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Exchange Act and no successor depositary has been appointed for 90 days; or

•	we determine, in our sole discretion (but subject to the procedures of DTC), that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

The Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws (other than Section 5-1401 of the General Obligations Law of the State of New York), except to the extent that the Trust Indenture Act is applicable, in which case the Trust Indenture Act will govern.

Concerning the Trustee

U.S. Bank National Association is the trustee under the Senior Indenture and we anticipate appointing U.S. Bank National Association as the trustee under the Subordinated Indenture and also as the paying agent, conversion agent, registrar and custodian with regard to the debt securities unless an accompanying prospectus supplement states otherwise. The trustee or its affiliates may in the future provide banking and other services to us in the ordinary course of their respective businesses.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

Description of Warrants

This section describes the general terms and provisions of warrants to acquire our securities that we may issue from time to time. The applicable prospectus supplement will describe the terms of any warrant agreement and the warrants issuable thereunder. If any particular terms of the warrants described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

We may issue warrants for the purchase of our debt securities, common stock, preferred stock or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. We will file a copy of the warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus is a part. A holder of our warrants should refer to the provisions of the applicable warrant agreement and prospectus supplement for more specific information.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	the number of warrants offered;

•

the securities underlying the warrants, including the securities of third parties or other rights, if any, to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of the warrants;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	U.S. federal income tax consequences;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After warrants expire they will become void. All warrants will be issued in registered form. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The applicable warrant agreement may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holder of each warrant.

Description of Subscription Rights

We may issue subscription rights to purchase debt securities, preferred stock, common stock or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the holder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of debt securities, preferred stock, common stock or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each holder;

•	the number and terms of the shares of debt securities, preferred stock, common stock or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate if we offer subscription rights, please see the section entitled “Where You Can Find More Information.”

Description of Purchase Contracts and Purchase Units

We may issue purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock, shares of preferred stock, debt securities or other securities at a future date or dates, which we refer to in this prospectus as purchase contracts. The price per share of the securities and the number of shares of the securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts, and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase or sell the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The applicable prospectus supplement will describe the terms of the purchase contracts or purchase units. This description is not complete and the description in the prospectus supplement will not necessarily be complete, and reference is made to the purchase contracts, and, if applicable, collateral or depositary arrangements relating to the purchase contracts or purchase units, which will be filed with the SEC each time we issue purchase contracts or purchase units. If any particular terms of the purchase contracts or purchase units described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement. Material United States federal income tax considerations applicable to the purchase units and the purchase contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers; or

•	through agents or dealers to purchasers.

In addition, Stryker may enter into derivative or hedging transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third parties may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in a prospectus supplement.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the debt securities, warrants, subscription rights, purchase contracts and purchase units and certain other matters of New York law will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and the validity of the common stock and preferred stock and certain other matters of Michigan law will be passed upon for us by Warner Norcross + Judd LLP.

EXPERTS

The consolidated financial statements of Stryker Corporation and its subsidiaries appearing in Stryker’s Annual Report (Form 10-K) for the year ended December 31, 2022 (including the schedule appearing therein), and the effectiveness of Stryker’s internal control over financial reporting as of December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$3,000,000,000

STRYKER CORPORATION

$500,000,000 4.550% Notes due 2027

$700,000,000 4.700% Notes due 2028

$800,000,000 4.850% Notes due 2030

$1,000,000,000 5.200% Notes due 2035

PROSPECTUS SUPPLEMENT

January 30, 2025

Joint Book-Running Managers

Citigroup

Barclays

BNP PARIBAS

Wells Fargo Securities

BofA Securities

Goldman Sachs & Co. LLC

Mizuho

Co-Managers

Deutsche Bank Securities

HSBC

MUFG

PNC Capital Markets LLC

Siebert Williams Shank

US Bancorp